SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING: 10/31/2006
FILE NUMBER 811-1424
SERIES NO.: 19

74U. 1.   Number of shares outstanding (000's Omitted)
          Class A                                                     45
     2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                                                     33
          Class C                                                     33

74V. 1.   Net asset value per share (to nearest cent)
          Class A                                                 $14.11
     2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B                                                 $14.11
          Class C                                                 $14.11